                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Damark International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       [DAMARK INTERNATIONAL, INC. LOGO]

                                                                  March 12, 1999

To Our Shareholders:

    The Board of Directors of DAMARK International, Inc.-Registered Trademark-joins me in extending to you a cordial invitation to attend our 1999 Annual Meeting of Shareholders. The meeting will be held at The Hyatt Regency Minneapolis Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota 55403, at 10:30 a.m., Central Time, on Wednesday, April 21, 1999.

    In addition to voting on the matters described in the accompanying Proxy Statement, we will review DAMARK's 1998 business and describe our direction for the coming years. There will also be an opportunity to discuss matters of interest to you as a shareholder.

    It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign and return the enclosed proxy in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you previously have sent in a proxy.

    We hope that you will be able to attend the meeting and we look forward to seeing you.

                                          Sincerely,

                                          /s/ Mark A. Cohn

                                          Mark A. Cohn
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

Enclosures

                DAMARK INTERNATIONAL, INC.-REGISTERED TRADEMARK-
                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1999

                            ------------------------

DAMARK International, Inc.

To Our Shareholders:

    The 1999 Annual Meeting of Shareholders of DAMARK International, Inc. will be held at The Hyatt Regency Minneapolis Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota 55403, at 10:30 a.m., Central Time, on Wednesday, April 21, 1999 for the following purposes:

    1)  Election of two directors for three-year terms ending in the year 2002;

    2) Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

    3) Transaction of such other business, if any, as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on February 23, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                          /s/ Stephen P. Letak

                                          Stephen P. Letak
                                          SECRETARY

Minneapolis, Minnesota
March 12, 1999

                                PROXY STATEMENT
                                       OF
                           DAMARK INTERNATIONAL, INC.
                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1999

                             ---------------------

                               PROXIES AND VOTING

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of DAMARK International, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m., Central Time, on April 21, 1999, at The Hyatt Regency Minneapolis Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota 55403. The meeting has been called for the purpose set forth in the notice of the meeting. Each shareholder entitled to vote at the Annual Meeting who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof. Presence at the Annual Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 15, 1999.

    Only shareholders of record as of the close of business on February 23, 1999 will be entitled to vote at the Annual Meeting. At the close of business on February 23, 1999, the Company had 5,911,208 shares of Class A Common Stock, $.01 par value (the "Common Stock"), outstanding. Holders of Common Stock of record at the close of business on this date, voting together as a single class, will be entitled to one vote per share on (1) election of two directors for three-year terms ending in the year 2002, (2) ratification of the appointment of the independent auditors for the fiscal year ending December 31, 1999, and (3) transaction of such other business, if any, as may properly come before the meeting or any adjournments thereof.

    The affirmative vote, in person or by proxy, of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting, voting together as a single class, will be necessary for the adoption of proposals 1 and 2 listed in the notice of the meeting. Broker non-votes are treated as not being present in person or by proxy at the Annual Meeting. Abstentions are treated as being present and, because the affirmative vote of a majority of the shares of Common Stock present is necessary for adoption of any proposal, the effect of an abstention is a vote against the proposal.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 23, 1999 by each shareholder known to the Company who then beneficially owned more than 5% of the outstanding shares of Common Stock, each director of the Company, each nominee for director, each executive officer named in the Compensation Table set forth later in this Proxy Statement and all executive officers and directors as a group. As of February 23, 1999, there were 5,911,208 shares of Common Stock outstanding.

                                                                            AMOUNT AND
                                                                            NATURE OF           PERCENT
                                                                            BENEFICIAL            OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)(2)                                 OWNERSHIP          OWNERSHIP
------------------------------------------------------------------------  --------------       ---------
Mark A. Cohn............................................................       1,318,823(3)      21.77%
SafeCo Asset Management Company.........................................       1,172,100(4)      19.83
Morgan Grenfell Incorporated............................................         569,050(5)       9.63
Dimensional Fund Advisors Inc...........................................         412,800(6)       6.98
George S. Richards......................................................          70,000(7)       1.17
Michael D. Moroz........................................................          70,333(8)       1.17
Rodney C. Merry.........................................................          40,000(9)       0.67
Jeff G. Palkovich.......................................................          73,000(10)      1.22
Stephen P. Letak........................................................          50,000(11)      0.85
Andrew J. Franzoni......................................................               0(12)      0.00
Thomas A. Cusick........................................................          63,317(13)      1.06
Jack W. Eugster.........................................................          60,000(14)      1.00
Stephen J. Hemsley......................................................          33,333(15)      0.56
Harold Roitenberg.......................................................          62,072(16)      1.04
Ralph Strangis..........................................................          98,134(17)      1.63
Joel N. Waller..........................................................          63,003(18)      1.05
All executive officers and directors as a group (13 Persons)............       2,002,015(19)     29.94%

------------------------

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable are deemed outstanding for computing the percentage of ownership for the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The address of Messrs. Cohn, Richards, Moroz, Merry, Letak and Franzoni is 7101 Winnetka Avenue North, Minneapolis, Minnesota 55428. The address of SAFECO Asset Management Company is 601 Union Street, Suite 2500, Seattle, Washington 98101. The address of Morgan Grenfell Incorporated is 885 Third Avenue, Suite 3200, New York, New York 10022. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11(th) Floor, Santa Monica, California 90401. The address of Mr. Palkovich is 13693 96(th) Avenue North, Maple Grove, Minnesota 55311. The address of Mr. Cusick is 801 Marquette Avenue, Minneapolis, Minnesota 55402. The address of Mr. Eugster is 10400 Yellow Circle Drive, Minnetonka, Minnesota 55343. The address of Mr. Hemsley is 9900 Bren Road East, Minnetonka, Minnesota 55343. The address of Mr. Roitenberg is 5500 Wayzata Boulevard, Suite 1065, Minneapolis, Minnesota 55416. The address of Mr. Waller is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428. The address of Mr. Strangis is 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

(3) Includes 27,520 shares held in trust for the benefit of Mr. Cohn's children for which Mr. Cohn disclaims any beneficial ownership interest. Includes 66,666 shares of Common Stock, which can be purchased at $9.00 per share and 80,000 shares of Common Stock which can be purchased at $10.00 per share pursuant to vested options. Does not include 33,334 shares of Common Stock which can be purchased at $9.00 per share pursuant to options vesting in December 1999 and 320,000 shares of Common Stock which can be purchased at $10.00 per share pursuant to non-statutory options vesting equally in January 2000, 2001, 2002 and 2003.

(4) The information set forth herein is based on a Schedule 13G dated February 11, 1999 filed with the Securities and Exchange Commission.

(5) The information set forth herein is based on a Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission.

(6) The information set forth herein is based on a Schedule 13G dated February 12, 1999 filed with the Securities and Exchange Commission.

(7) Includes 60,000 shares of Common Stock which can be purchased at $7.50 per share and 10,000 shares of Common Stock which can be purchased at $13.625 per share, each pursuant to vested options. Does not include 60,000 shares of Common Stock which can be purchased at $6.50 per share pursuant to options vesting equally in September 1999, 2000 and 2001; 50,000 shares of Common Stock which can be purchased at $8.25 per share pursuant to options vesting equally in June 1999, 2000 and 2001; and 20,000 shares of Common Stock which can be purchased at $13.625 per share pursuant to options vesting equally in October 1999 and 2000.

(8) Includes 3,000 shares of Common Stock which can be purchased at $5.00 per share, 20,000 shares of Common Stock which can be purchased at $5.875 per share, 7,500 shares of Common Stock which can be purchased at $7.75 per share, 9,833 shares of Common Stock which can be purchased at $13.625 per share and 30,000 shares of Common Stock which can be purchased at $14.50 per share, each pursuant to vested options. Does not include 19,667 shares of Common Stock which can be purchased at $13.625 per share pursuant to options vesting equally in October 1999 and 2000.

(9) Includes 23,334 shares of Common Stock which can be purchased at $9.00 per share and 16,666 shares of Common Stock which can be purchased at $12.75 per share, each pursuant to vested options. Does not include 15,000 shares of Common Stock which can be purchased at $6.50 per share pursuant to options vesting equally in September 1999, 2000 and 2001; 11,666 shares of Common Stock which can be purchased at $9.00 per share pursuant to options vesting in December 1999; and 8,334 shares of Common Stock which can be purchased at $12.75 per share pursuant to options vesting in September 1999.

(10) Includes 65,000 shares of Common Stock which can be purchased at $1.3125 per share and 8,000 shares of Common Stock which can be purchased at $5.00 per share, each pursuant to vested options.

(11) Does not include 75,000 shares of Common Stock which can be purchased at $5.813 per share pursuant to options vesting equally in September 1999, 2000 and 2001.

(12) Does not include 60,000 shares of Common Stock which can be purchased at $6.50 per share pursuant to options vesting equally in September 1999, 2000 and 2001.

(13) Includes 60,000 shares of Common Stock, which can be purchased at $7.75 per share pursuant to vested options. Includes 3,317 common stock equivalents under the Company's Deferred Compensation Plan for Non-Employee Directors, as to which Mr. Cusick has no voting rights until distribution of the Common Stock upon termination of services or a change in control.

(14) Includes 60,000 shares of Common Stock, which can be purchased at $5.00 per share pursuant to vested options.

(15) Includes 13,333 shares of Common Stock, which can be purchased at $14.25 per share and 20,000 shares of Common Stock which can be purchased at $5.781 per share pursuant to vested options. Does not include 26,667 shares of Common Stock which can be purchased at $14.25 per share pursuant to options vesting in June 1999 and 2000.

(16) Includes 60,000 shares of Common Stock, which can be purchased at $5.00 per share pursuant to vested options. Includes 2,072 common stock equivalents under the Company's Deferred Compensation Plan for Non-Employee Directors, as to which Mr. Roitenberg has no voting rights until distribution of the Common Stock upon termination of services or change in control.

(17) Includes 60,000 shares of Common Stock which can be purchased at $5.00 per share and 30,000 shares of Common Stock which can be purchased at $6.625 per share pursuant to vested options. Includes 3,134 common stock equivalents under the Company's Deferred Compensation Plan for Non-Employee Directors, as to which Mr. Strangis has no voting rights until distribution of the Common Stock upon termination of services or change in control.

(18) Includes 60,000 shares of Common Stock, which can be purchased at $7.75 per share pursuant to vested options. Includes 3,003 common stock equivalents under the Company's Deferred Compensation Plan for Non-Employee Directors, as to which Mr. Waller has no voting rights until distribution of the Common Stock upon termination of services or change in control.

(19) Includes an aggregate of 763,332 shares of Common Stock that are subject to options from the Company currently exercisable or which will be exercisable by April 23, 1999 by all executive officers and directors and includes an aggregate of 11,526 common stock equivalents under the Company's Deferred Compensation Plan for Non-Employee Directors.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    Two directors are to be elected at the Annual Meeting for three-year terms. The Restated Articles of Incorporation of the Company provide for no less than six and no more than nine directors divided as equally as possible into three classes of directors. The Board of Directors proposes the following two nominees for a three-year term expiring at the Company's Annual Meeting of Shareholders in the year 2002 or until their successors are duly elected:

Thomas A. Cusick      --      Vice Chairman and Chief Operating Officer of TCF Financial
                              Corporation

Joel N. Waller        --      Chairman, Wilsons The Leather Experts

    Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the two nominees to the Company's Board of Directors. The Board of Directors unanimously recommends a vote FOR the proposal to elect the nominees as directors of the Company. In the event any one or both of the above named nominees shall unexpectedly become unavailable before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

    THOMAS A. CUSICK (54) has been a director of the Company since May 1993. Mr. Cusick has been Chief Operating Officer of TCF Financial Corporation, a Minneapolis-based national bank holding company with banks in Minnesota, Illinois, Wisconsin, Colorado and Michigan, since January 1997 and Vice Chairman since January 1993. Prior thereto, he was President and Chief Operating Officer of TCF Financial Corporation from its formation in 1987. Mr. Cusick also served as Chairman of TCF Bank Minnesota, fsb, a federally chartered stock savings bank and a wholly owned subsidiary of TCF Financial Corporation, and as Chief Executive Officer of TCF Bank. He served as Vice Chairman of TCF Bank from 1991 to January 1997 and prior thereto as Executive Vice President and Director of Banking Services of TCF Bank. Currently, he serves as a director of TCF Financial Corporation. Mr. Cusick was elected as a director of the Company at its Annual Meeting of Shareholders in 1996 for a term expiring at the Annual Meeting of Shareholders in 1999.

    JOEL N. WALLER (59) has been a director of the Company since May 1993. Mr. Waller has been Chairman of Wilsons The Leather Experts, a specialty retailer with over 500 stores nationwide, since 1992 and served as its President from 1983 to 1992. Mr. Waller was Vice President of Melville Corporation, a retail conglomerate, from 1986 to 1996. Currently Mr. Waller is a director of Lakes Gaming, Inc., a gaming company, and Rainforest Cafe, Inc., a specialty restaurant chain. Mr. Waller was elected as a director of the Company at its Annual Meeting of Shareholders in 1996 for a term expiring at the Annual Meeting of Shareholders in 1999.

    MARK A. COHN (41) has been a director of the Company since its inception in 1986. He is a founder of the Company and has been the Chief Executive Officer since 1986. Mr. Cohn was elected as a director of the Company at its Annual Meeting of Shareholders in 1998 for a term expiring at the Annual Meeting of Shareholders in 2001.

    STEPHEN J. HEMSLEY (46) has been a director of the Company since June 1997. Mr. Hemsley has been Senior Executive Vice President and Chief Operating Officer of United Healthcare Corporation since June 1997. Prior to Mr. Hemsley's appointment at United Healthcare, he served 23 years with Arthur Andersen LLP, his last position being Managing Partner, Strategy and Planning, and Chief Financial Officer for Arthur Andersen Worldwide. Mr. Hemsley was elected as a director of the Company at its

Annual Meeting of Shareholders in 1998 for a term expiring at the Annual Meeting of Shareholders in 2001.

    RALPH STRANGIS (62) has been a director of the Company since February 1991; he was elected lead director in May 1995. Mr. Strangis has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A., counsel to the Company, for more than twenty years. Mr. Strangis is also a director of the following public companies: TCF Financial Corporation, a Minneapolis-based national bank holding company with banks in Minnesota, Illinois, Wisconsin, Colorado and Michigan, and Life USA Holding, Inc., a financial services holding and marketing company. Mr. Strangis was elected as a director of the Company at its Annual Meeting of Shareholders in 1998 for a term expiring at the Annual Meeting of Shareholders in 2001.

    JACK W. EUGSTER (53) has been a director of the Company since February 1991 and has been Chairman and Chief Executive Officer of Musicland Stores Corporation for more than five years. Mr. Eugster is also a director of Donaldson Co., a manufacturer of filtration devices; ShopKo, Inc., a regional discount store chain; Jostens, Inc., a marketer of school merchandise; and MidAmerican Energy Co., a public utility. Mr. Eugster was elected as a director of the Company at its Annual Meeting of Shareholders in 1997 for a term expiring at the Annual Meeting of Shareholders in 2000.

    HAROLD ROITENBERG (72) has been a director of the Company since February 1991. Since 1982, Mr. Roitenberg has been a private investor. From 1979 to 1982, Mr. Roitenberg was the Chairman of Modern Merchandising, Inc., a catalog showroom operator. Mr. Roitenberg is also currently a director of Service Merchandise Company, Inc., a catalog showroom operator. Mr. Roitenberg was elected as a director of the Company at its Annual Meeting of Shareholders in 1997 for a term expiring at the Annual Meeting of Shareholders in 2000.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1998, the Board of Directors held six meetings and took ten actions by unanimous written consent. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which such director served.

    The Board of Directors has an Audit Committee and a Compensation Committee but does not have a Nominating Committee. The Audit Committee reviews with the Company's independent auditors the annual financial statements of the Company and the Company's internal controls and financial management practices. The Audit Committee also recommends the appointment of the independent auditors for the Company. Messrs. Cusick, Eugster and Strangis serve on the Audit Committee, which met once during 1998. The Compensation Committee, among other matters, reviews the compensation arrangements for the officers of the Company and administers the Company's 1991 Stock Option Plan. Messrs. Hemsley, Roitenberg and Waller serve on the Compensation Committee, which met twice and took seven actions by unanimous written consent during 1998.

BOARD OF DIRECTORS COMPENSATION

    Directors who are not employees of the Company (Messrs. Cusick, Eugster, Hemsley, Roitenberg, Strangis and Waller) receive an annual director fee of $10,000, plus a committee meeting fee of $1,000 per committee meeting which is held on a date other than a date of a Board of Directors meeting. Directors who are not employees or officers of the Company may participate, at their election, in the Company's Deferred Compensation Plan for Non-Employee Directors, pursuant to which director fees deferred by the director are converted into common stock equivalents distributable to the director as Common Stock upon termination of services or death of the director or in the event of a change in control. As indicated in the above Beneficial Ownership Table, the non-employee directors of the Company have certain stock options which were granted to them when they were first elected directors and, in the case of Mr. Strangis, when he was elected lead director. Non-employee director options were granted at fair market value on the date of grant and become exercisable in three equal installments commencing on the first anniversary of the grant. As the lead director, Mr. Strangis has been elected by the non-employee directors to address on behalf of the Board of Directors various governance matters. On January 30, 1998, the Board of Directors adopted a Director Stock Purchase Plan pursuant to which the non-employee directors could purchase up to 50,000 shares of Common Stock of the Company at a price per share equal to the average last reported sale price for the Company's Common Stock for the twenty trading days preceding the date of purchase. The Plan was amended on November 17, 1998 to reduce the number of shares available for purchase under the Plan to 25,000 shares. On March 2, 1998, Mr. Strangis purchased 5,000 shares under the Plan at a purchase price of $11.17 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On January 4, 1999, the Board of Directors of the Company determined that it would be in the best interests of the Company to make a loan to Mark A. Cohn, Chairman and Chief Executive Officer of the Company, in order to remove the risk of margin calls against Common Stock securing certain personal loans to Mr. Cohn which could result in the disposition of certain of Mr. Cohn's shares of Common Stock and adversely affect the price of the Common Stock. The loan to Mr. Cohn is evidenced by a promissory note in the principal amount of $1,500,000 bearing interest at 1% over the prime interest rate announced by USBancorp from time to time, compounded annually. Payment of principal and accrued interest is due on January 4, 2001, provided that payments prior to maturity are to be made from the net after tax proceeds received from the sale by Mr. Cohn of Common stock, after payment of any debt secured by such Common Stock. Mr. Cohn granted the Company a security interest in Common Stock owned by him as security for the payment of the obligations evidenced by the note, including Common Stock securing existing indebtedness after payment of such indebtedness. Mr. Cohn has applied the proceeds of the loan to indebtedness secured by Common Stock.

    Ralph Strangis, a director of the Company, is also a member of the law firm of Kaplan, Strangis and Kaplan, P.A., which provided legal services to the Company in 1998. The firm has also been retained by and will render legal services to the Company in 1999.

    Jack W. Eugster, a director of the Company, is also the Chairman and Chief Executive Officer of Musicland Stores Corporation, the parent company of SunCoast Motion Picture Company, one of the third-party marketing partners providing benefits to the Company's Preferred Buyers' Club, Insiders and Great Deal Pack members at no cost to the Company.

SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during 1998 until the date of this proxy, its officers, directors and greater than 10 percent shareholders complied with all applicable Section 16(a) filing requirements.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation paid by the Company to the Company's Chief Executive Officer, each of the five other highest compensated executive officers of the Company (as determined as of the end of the Company's most recent fiscal year, including annualized salaries for two new executive officers) and one additional individual who was no longer an executive officer of the Company at December 31, 1998, for each of the fiscal years ended December 31, 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                             ANNUAL COMPENSATION                      AWARDS
                                              -------------------------------------------------    -------------
                                                                                      OTHER         SECURITIES
                                                                                     ANNUAL         UNDERLYING        ALL OTHER
                                                        SALARY         BONUS      COMPENSATION       OPTIONS/       COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR       ($)          ($) (1)        ($) (2)         SARS (#)          ($) (3)
--------------------------------------------  ----   ------------    ---------    -------------    -------------    -------------
Mark A. Cohn ...............................  1998   $    475,000    $  --        $    --               400,000(4)  $    --
  Chairman of the Board                       1997        475,000       --             --               --               --
  Chief Executive Officer                     1996        400,000      400,000         --               100,000(4)       --

George S. Richards .........................  1998        274,519       --             --               110,000(5)         1,440
  President                                   1997        209,808       --             --                30,000(6)        45,947
  Chief Operating Officer                     1996        175,673      140,000         --               --               281,211

Michael D. Moroz ...........................  1998        250,000       --             --               --                 1,440
  Senior Vice President                       1997        209,808       --             --                29,500(6)         1,440
  Marketing Services                          1996        175,000      140,000         --               --                 1,490

Rodney C. Merry ............................  1998        183,096       --             --                15,000(7)         1,440
  Chief Information Officer                   1997        155,000       --             --               --                 3,081
  Senior Vice President                       1996         70,832       33,177         --                35,000(7)           235

Jeff G. Palkovich ..........................  1998        165,385       --             --               --                   719
  Vice President--Marketing                   1997        150,000       --             --               --                   385
  Teleservices Group                          1996        150,000      120,000         --               --                   492

Stephen P. Letak ...........................  1998         73,077       25,000         --                75,000(8)       --
  Executive Vice President                    1997        --            --             --               --               --
  Chief Financial Officer                     1996        --            --             --               --               --

Andrew J. Franzoni .........................  1998         54,615       50,000         --                60,000(9)        17,190
  Senior Vice President                       1997        --            --             --               --               --
  Catalog Group                               1996        --            --             --               --               --

------------------------------

(1) Reflects bonus earned during the fiscal year, although all or a portion of the bonus may have been paid during the next fiscal year. No bonuses were earned by the Company's executive officers in 1997 or 1998, except for employment bonuses paid to Messrs. Letak and Franzoni in 1998.

(2) Other Annual Compensation consists of living allowances, automobile allowances and related reimbursements. Pursuant to the rules of the Securities and Exchange Commission, personal benefits are not shown if the aggregate amount is not larger than the lesser of (i) 10% of total annual salary and bonus or (ii) $50,000.

(3) Amounts represent the Company's matching contribution for each respective executive's individual contributions to the Company's 401(k) Plan, except for Mr. Richards whose 1996 and 1997 amounts include the forgiveness of a personal loan in the principal amount of $50,000 and costs and expenses of $210,000 relating to Mr. Richards' relocation to the Minneapolis area including an amount covering the loss on the sale of his residence, costs of moving and reimbursement of temporary living expenses; Mr. Richards' 1997 amounts also include the Company's matching contribution to the Company's 401(K) plan. Mr. Franzoni's 1998 amounts represent expenses relating to his relocation to the Minneapolis area including costs of moving and reimbursement of temporary living expenses.

(4) In December 1997, Mr. Cohn received an option to purchase 100,000 shares of Common Stock at $9.00 per share vesting in equal installments in December 1997, 1998 and 1999. On January 30, 1998, contemporaneously with an assignment by Mr. Cohn to the Company of his right to purchase 456,548 shares of the Company's Common Stock at $9.15 per share, Mr. Cohn was granted a non-statutory option to purchase 400,000 shares of Common Stock at $10.00 per share vesting in equal installments in January 1999, 2000, 2001, 2002 and 2003.

(5) In June 1998, Mr. Richards received an option to purchase 50,000 shares of Common Stock at $8.25 per share vesting in equal installments in June 1999, 2000 and 2001. In connection with his promotion to President and Chief Operating Officer in September 1998, Mr. Richards was granted an option to purchase 60,000 shares of Common Stock at $6.50 per share vesting in equal installments in September 1999, 2000 and 2001.

(6) The exercise price of the options is $13.625 per share; the options vest in equal installments in October 1998, 1999 and 2000.

(7) Mr. Merry commenced his employment with the Company in February 1994, but was not employed by the Company from February through September 1996. In connection with his election as a Vice President of the Company in December 1996, Mr. Merry was granted an option to purchase 35,000 shares of Common Stock at $9.00 per share vesting in equal installments in December 1997, 1998 and 1999. In connection with his promotion to Chief Information Officer and Senior Vice President in September 1998, Mr. Merry was granted an option to purchase 15,000 shares of Common Stock at $6.50 per share vesting in equal installments in September 1999, 2000 and 2001.

(8) In connection with his commencement of employment with the Company in September 1998, Mr. Letak received an option to purchase 75,000 shares of Common Stock at $5.813 per share vesting in equal installments in September 1999, 2000 and 2001. Mr. Letak's annualized salary is $250,000.

(9) In connection with his commencement of employment with the Company in September 1998, Mr. Franzoni received an option to purchase 60,000 shares of Common Stock at $6.50 per share vesting in equal installments in September 1999, 2000 and 2001. Mr. Franzoni's annualized salary is $200,000.

    The Company has not made any restricted stock grants to any of the executive officers named in the Summary Compensation Table.

OPTION GRANTS DURING FISCAL YEAR ENDED DECEMBER 31, 1998

    The following table summarizes information relating to options granted during the fiscal year ended December 31, 1998 to the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              NUMBER OF                                                    POTENTIAL REALIZABLE
                             SECURITIES      PERCENT OF                                   VALUE AT ASSUMED ANNUAL
                             UNDERLYING         TOTAL                                      RATES OF STOCK PRICE
                            OPTIONS/SARS    OPTIONS/SARS                                  APPRECIATION FOR OPTION
                               GRANTED       GRANTED TO     EXERCISE OR                            TERM
                               GRANTED      EMPLOYEES IN    BASE PRICE                    -----------------------
NAME                           (#)(1)        FISCAL YEAR      ($/SH)     EXPIRATION DATE    5% ($)      10% ($)
--------------------------  -------------  ---------------  -----------  ---------------  ----------  -----------
Mark A. Cohn..............      400,000(2)        50.52%     $  10.00       January 2008  $6,515,579  $10,374,970
George S. Richards........       50,000            6.32%     $   8.25          June 2008  $  671,919  $ 1,069,919
George S. Richards........       60,000            7.58%     $   6.50     September 2008  $  635,269  $ 1,011,560
Michael D. Moroz..........       --              --             --             --             --          --
Rodney C. Merry...........       15,000            1.89%     $   6.50     September 2008  $  158,817  $   252,890
Jeff G. Palkovich.........       --              --             --             --             --          --
Stephen P. Letak..........       75,000            9.47%     $   5.813    September 2008  $  710,157  $ 1,130,807
Andrew J. Franzoni........       60,000            7.58%     $   6.50     September 2008  $  635,290  $ 1,011,560

------------------------------

(1) All of the above option grants vest in three equal installments commencing on the first anniversary of the date of grant, subject to continued employment with the Company, except that Mr. Cohn's options vest in five equal installments commencing on the first anniversary of the date of grant.

(2) Non-statutory options were granted to Mr. Cohn contemporaneously with an assignment by Mr. Cohn to the Company of his right to purchase 456,548 shares of the Company's Common Stock at $9.15 per share.

OPTION EXERCISES AND YEAR-END VALUE TABLE

    The following table summarizes information relating to options exercised in 1998 and unexercised stock options as of December 31, 1998 of the executive officers named in the Summary Compensation Table. There were no stock appreciation rights (SARs) outstanding at December 31, 1998.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                             UNDERLYING         IN-THE-MONEY OPTIONS/SARS
                                                                      UNEXERCISED OPTIONS/SARS     AT DECEMBER 31, 1998
                                                                      AT DECEMBER 31, 1998 (#)            ($)(1)
                                                                      ------------------------  --------------------------
                              SHARES ACQUIRED ON    VALUE REALIZED         EXERCISABLE /              EXERCISABLE /
NAME                             EXERCISE (#)             ($)              UNEXERCISABLE              UNEXERCISABLE
----------------------------  -------------------  -----------------  ------------------------  --------------------------
Mark A. Cohn................          --                  --               66,666/ 433,334       $          0/ $     0
George S. Richards..........          --                  --               70,000/ 130,000       $     37,500/ $ 97,500
Michael D. Moroz............          --                  --               70,333/  19,667       $     57,188/ $     0
Rodney C. Merry.............          --                  --               40,000/  35,000       $          0/ $ 24,375
Jeff G. Palkovich...........          --                  --               73,000/   --          $    467,813/   --
Stephen P. Letak............          --                  --                   --/  75,000                 --/ $173,400
Andrew J. Franzoni..........          --                  --                   --/  60,000                 --/ $ 97,500

------------------------

(1) The dollar amount represents the positive spread between the exercise price of options and the year-end price per share. The price per share of the Company's Common Stock on the Nasdaq National Market tier of The Nasdaq Stock Market on December 31, 1998, the last trading day of the year, was $8.125 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the three directors who serve on the Company's Compensation Committee (Messrs. Hemsley, Roitenberg and Waller) is or has been an executive officer of the Company.

EMPLOYMENT CONTRACTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into an Amended and Restated Employment Agreement with Mark A. Cohn in connection with Mr. Cohn's employment as Chairman and Chief Executive Officer of the Company which provides that Mr. Cohn's employment may not be terminated by the Company before December 31, 2001 other than for cause; the employment term automatically extends for one year on each January 1, unless notice of non-extension is given. Mr. Cohn's minimum annual base salary during the term of the employment agreement is $475,000 and Mr. Cohn is eligible to receive incentive compensation under the Company's incentive compensation plan. Mr. Cohn's employment agreement provides for the payment of severance benefits in the event of termination of employment under certain circumstances. Prior to a change in control (as defined) or following 24 months after a change in control, in the event of a termination of Mr. Cohn's employment by the Company without cause (as defined) or by Mr. Cohn with good reason (as defined), Mr. Cohn is entitled to receive his base salary for 36 months, a bonus based on the average of the last two years' bonus, continued participation in the Company's benefit plans for the balance of the term of the employment agreement and outplacement services. In the event of a termination of Mr. Cohn's employment prior to a change in control by the Company for cause or by Mr. Cohn's voluntary resignation, Mr. Cohn's compensation and benefits shall be as determined in the Company's applicable benefit plans and policies, except that in the event of voluntary resignation by Mr. Cohn, he shall be entitled to receive a pro rata portion of the bonus for the year of resignation. Within 24 months following a change in control, if Mr. Cohn's employment is terminated by the Company without cause or by Mr. Cohn with good reason (including termination by Mr. Cohn regardless of reason within the 60-day period immediately following the first anniversary of a change in control and including death or disability within one year after a change in control), Mr. Cohn is entitled to receive a lump sum payment equal to three times his annual salary, a bonus based on the average of the last two years' bonus plus a pro rata portion of the bonus for the year of termination, continued participation in the Company's benefits plans for three years, outplacement services, a lump sum payment of the value of forfeited stock incentives, a lump sum payment for the unvested portion of all other deferred benefits and a full gross-up payment for excise taxes. Following a change in control, if Mr. Cohn's employment is terminated by the Company with cause or by Mr. Cohn without good reason, Mr. Cohn's compensation and benefits shall be as determined under the Company's applicable benefit plans and policies. Under the employment agreement, Mr. Cohn has agreed not to compete with the Company during the term of his employment and, in the event he voluntarily resigns or the Company terminates his employment for cause, for a period of the longer of one year after such termination or the balance of the term of the employment agreement. In the event of a change in control, Mr. Cohn has agreed not to compete with the Company for a period of one year regardless of the reason for termination. In addition, Mr. Cohn has made certain nonsolicitation and nondisparagement agreements for a three-year period following termination prior to a change in control and for a one-year period following termination after a change in control.

    The Company and Mr. Cohn have entered into an agreement providing Mr. Cohn's estate the right to require the Company to repurchase all or a portion of Mr. Cohn's shares of Common Stock in the event of his death based on and at the then current market price, up to an aggregate amount of $5,000,000. The Company carries insurance on Mr. Cohn's life in excess of its obligation under this repurchase agreement. The agreement also provides that Mr. Cohn's shares after his death are subject to a right of first refusal in favor of the Company before any transfer can be made of such shares except for transfers to a family member or trust for the benefit of a family member, a registered public offering, or any sale made pursuant to Rule 144. In addition, the agreement provides Mr. Cohn with piggyback registration rights so long as he owns more than 250,000 shares of the Company's Common Stock. The agreement terminates if the number of shares beneficially owned by Mr. Cohn is less than 5% of the outstanding shares of Common Stock.

    The Company has entered into Severance, Confidentiality and Noncompete Agreements with Messrs. Letak and Merry, executive officers of the Company. Prior to a change in control (as defined), in the event of a termination of the executive's employment by the Company without cause (as defined) or by voluntary resignation of the executive, the executive is entitled to receive his base salary for 24 months, a pro rata bonus for the year of termination if the executive terminates on or after July 1 in any year, continued participation in the Company's benefit plans for 24 months and outplacement services, provided that if the executive voluntarily resigns the Company has the option to waive the noncompete covenants of the agreement and pay no severance benefits, modify the term of the noncompete covenants to one year and pay 50% of the severance benefits or pay all severance benefits and receive a two-year noncompete covenant. In the event of termination of the executive's employment for cause prior to a change in control by the Company, the executive's compensation and benefits shall be as determined under the Company's applicable benefit plans and policies.

    In addition, the Company has entered into Change in Control, Confidentiality and Noncompete Agreements with Messrs. Letak, Moroz and Merry, executive officers of the Company. Within 24 months following a change in control, if the executive is terminated by the Company without cause or by the executive with good reason (including termination by the executive regardless of reason within the 60-day period immediately following the first anniversary of the change in control and including death or disability within one year after a change in control), the executive is entitled to receive a lump sum payment equal to two times his annual salary, a bonus equal to the greater of the average of the bonuses for the last three years and the target bonus for the current year assuming 100% payout, plus the target bonus for the current year assuming 100% payout pro-rated for the portion of the year prior to termination, continued participation in the Company's benefits plans for two years, outplacement services, a lump sum payment for the value of forfeited stock incentives, a lump sum payment for the unvested portion of all other deferred benefits and a full gross-up payment for excise taxes. Following a change in control, if the executive's employment is terminated by the Company with cause or by the executive without good reason (other than as described above), the executive's compensation and benefits shall be as determined under the Company's applicable benefits plans and policies. In the event of a change of control the executives have agreed not to compete with the Company for a period of one year regardless of the reason for termination. In addition, the executives have made certain nonsolicitation and nondisparagement agreements for a three-year period following termination prior to a change in control and for a one-year period following termination after a change in control.

    All options granted under the DAMARK International, Inc. 1991 Stock Option Plan and the options granted to Mr. Cohn in January 1998 vest immediately in the event of a change in control. None of the obligations of the Company under any employment, severance or change in control agreement are funded obligations.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee (the "Committee") is composed of the following three directors who are not executive officers of the Company: Stephen
J. Hemsley, Harold Roitenberg and Joel N. Waller. The Committee is authorized to review compensation arrangements for the executive officers of the Company and to administer the Company's Option Plan including grants of options under the Option Plan. In determining compensation for executive officers, the Committee considers base salary, incentive compensation and stock options in constructing a total compensation package that will provide base salary at a level consistent with comparable companies and reflect normal average percentage increases, bonuses for achieving performance results that are expected to enhance the value of the Company's Common Stock and stock options which encourage retention of executive officers and provide them with long-term rewards which are consistent with the interests of the Company's shareholders.

BASE SALARY

    The following general factors are taken into consideration in determining annual base salaries for the executive officers: (i) recommendations from the Chairman and Chief Executive Officer and from the President and Chief Operating Officer, (ii) compensation information available to the Company with respect to membership services companies and direct mail companies, and (iii) the level of compensation required to attract and retain new executive officers to the Company. No specific weighting is assigned to the factors by the Committee.

    The Committee intends that base salaries of the executive officers be set at a level that is competitive with membership services, direct mail and other growth companies comparable to the Company in terms of expected annual revenues and strategic priorities. The Committee believes that base salary levels are competitive if they approximate the level of average base salaries for comparable companies. In October 1997, Messrs. Moroz and Richards each received salary increases to $250,000 in recognition of their promotions to Senior Vice Presidents of the Company. In January 1998, Mr. Merry received a salary increase to $175,000 in recognition of past performances and the level of his increased responsibilities at the Company. In September 1998, Mr. Richards received a salary increase to $325,000 in recognition of his promotion to President and Chief Operating Officer and Mr. Merry received a salary increase to $200,000 in recognition of his promotion to Chief Information Officer and Senior Vice President. In connection with the employment of Messrs. Letak and Franzoni in September 1998, the Committee established base salaries at $250,000 and 200,000, respectively. The Committee believes that compensation for each of these executive officers met the overall objectives established by the Committee and was within the compensation range for executive officers of similar responsibilities.

INCENTIVE COMPENSATION

    In January 1998, the Committee adopted an incentive compensation plan to provide a bonus pool for eligible employees, including executive officers, based on achievement of established performance levels targeting pre-tax income for the year ended December 31, 1998. Based on achievement of the established performance target for 1998, the executive officers were entitled to receive incentive compensation expressed as a percentage of the executive officer's annual base salary. To the extent actual performance in 1998 exceeded the established performance target, the incentive compensation would be increased based on a formula related to the amount by which actual performance exceeded the established performance target, but in no event would the incentive compensation exceed the following percentages of annual base salary: 100% for the Chief Executive Officer, 90% for each Senior Vice President and 80% for each Vice President. The Committee retained the discretion to modify the income target to take into account special factors that affected 1998 performance and extraordinary circumstances, as the Committee deemed appropriate. Based on 1998 results, no bonuses were earned under the 1998 incentive compensation plan.

    In February 1999, the Committee adopted an incentive compensation plan to provide a bonus pool for eligible employees, including executive officers, based on the achievement of established economic performance levels. For executive officers, there are three components of economic performance, each contributing a specified percentage: catalog cash from operations (50%), membership cash from operations (25%) and membership revenue (25%). Executive officers will be entitled to receive incentive compensation expressed as a percentage of the executive officer's annual base salary to the extent actual performance of each component equals or exceeds a threshold level of 75% of target. Incentive compensation will increase based on a formula related to the amount by which actual economic performance exceeds established performance targets for each component. The components will be calculated separately and then combined to determine aggregate incentive compensation for executive officers. In no event will incentive compensation exceed 150% of base annual salary for the Chief Executive Officer and for the President and 135% of base annual salary for each Senior Vice President. The Committee retains the discretion to modify the targets established for each component to take into account special factors that may affect 1999 performance and extraordinary circumstances, as the Committee deems appropriate.

STOCK INCENTIVES

    The Compensation Committee believes that stock options are an integral part of the compensation package of the Company's executive officers. By granting options at current market prices and providing for vesting of the options over a period of years, the Committee believes that stock options can be used to attract new executive officers, to retain their services and to align directly the interests of the executive officers and shareholders in the long-term performance of the Company and the appreciation of its Common Stock. The Committee also grants additional stock options to executive officers when they are promoted or assume significantly increased responsibilities, or to recognize significant contributions to the Company. During 1998, the Committee granted the following options to the executive officers named in the Compensation Table:
50,000 shares of Common Stock to Mr. Richards in June 1998 in recognition of his contributions to the Company; 15,000 shares of Common Stock to Mr. Merry and 60,000 shares of Common Stock to Mr. Richards in September 1998 in connection with their promotions to Chief Information Officer and President and Chief Operating Officer, respectively; and 75,000 shares of Common Stock to Mr. Letak and 60,000 shares of Common Stock to Mr. Franzoni in September 1998 in connection with their employment by the Company. In January 1998, the Committee granted non-statutory options on 400,000 shares of Common Stock to Mr. Cohn contemporaneously with an assignment by Mr. Cohn to the Company of his right to purchase 456,548 shares of the company's Common Stock and in recognition of his outstanding contributions to the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mark A. Cohn is a founder of the Company and has been the Chief Executive Officer of the Company since its inception in 1986. In recognition of Mr. Cohn's importance to the Company as well as his knowledge of the operations and business of the Company, the Committee approved an employment agreement with Mr. Cohn in August 1992, which was subsequently amended and extended in July 1995 and restated in January 1998. See "Employment Contracts, Severance and Change in Control Arrangements." The employment agreement provides that Mr. Cohn will be employed as Chairman and Chief Executive Officer for a rolling term of three years. Under the agreement, Mr. Cohn's minimum annual base salary is $475,000 per annum, the level established for 1997. Neither Mr. Cohn nor any other executive received a bonus under the 1998 incentive compensation plan described above. Mr. Cohn is eligible to participate in the Company's 1999 incentive compensation plan described above.

OTHER INFORMATION

    In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Committee does not believe that the Section 162(m) limitation will materially affect the Company in the near future based on the level of the compensation of the executive officers and, if the limitation would become applicable, the Committee would defer payment of a portion of the incentive compensation to remain under the $1.0 million annual deduction limitation.

     Stephen J. Hemsley         Harold Roitenberg, Chairman          Joel N. Waller
   Compensation Committee         Compensation Committee         Compensation Committee

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning December 31, 1993 on a five year annual basis until December 31, 1998 with the cumulative total return of the Nasdaq Stock Market Total U.S. Return Index (the "Nasdaq (U.S.) Index"), the cumulative total return of the Company's prior peer group index (the "Old Peer Group Index") constructed by the Company as described more fully below and the cumulative total return of the Company's revised peer group index (the "New Peer Group Index") also constructed by the Company as described more fully below, over the same period, assuming an initial investment of $100 on December 31, 1993.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             DAMARK     NASDAQ (U.S.) INDEX   RUSSELL 2000   OLD PEER GROUP    NEW PEER GROUP
12/31/93      $100.00                $100.00       $100.00           $100.00           $100.00
12/31/94       $36.26                 $97.75        $98.18            $62.37            $85.61
12/31/95       $32.97                $138.26       $126.10            $51.76           $125.64
12/31/96       $41.76                $170.01       $146.90            $62.08           $137.14
12/31/97       $42.86                $208.58       $179.75            $77.98           $187.91
12/31/98       $35.71                $293.21       $175.17           $110.13           $126.08

    The following table reflects the value of a $100 investment made on December 31, 1993 as shown in the above graph as of December 31:

                                                      1994       1995       1996       1997       1998
                                                    ---------  ---------  ---------  ---------  ---------
DAMARK............................................  $   36.26  $   32.97  $   41.76  $   42.86  $   35.71
NASDAQ (U.S.) Index...............................      97.75     138.26     170.01     208.58     293.21
Russell 2000 Index................................      98.18     126.10     146.90     179.75     175.17
Old Peer Group Index..............................      62.37      51.76      62.08      77.98     110.13
New Peer Group Index..............................      85.61     125.64     137.14     187.91     126.08
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

    Due to the successful development and growth of the client services channel of membership distribution in 1998, the Company has significantly expanded its presence in the membership services industry. Accordingly, the New Peer Group includes companies focusing on membership services activities including Cendant Corporation, Memberworks, Inc. and Metris Companies, Inc. database marketing and management such as Acxiom Corporation and Fingerhut Companies, Inc. and companies focused on direct to consumer merchandise sales with customers similar to those of DAMARK, including Creative Computers, Inc. and The Sharper Image. The Old Peer Group Index includes the following companies in the mail order catalog business based on total weighted market capitalization: Artistic Greetings, Inc., Fingerhut Companies, Inc., Hanover Direct, Inc., INMAC Corporation, Lands' End, Inc., Lillian Vernon Corporation, National Media Corporation, Spiegel, Inc. and Williams-Sonoma, Inc. The Company selected the members of the Peer Group because each operated in a mail order catalog environment and sold products in categories similar to those of the Company prior to the development of its client services membership business. For 1997, the Peer Group Index does not include INMAC Corporation, which was acquired by another company during 1996 and was no longer a separate public company; the Company did not believe that the exclusion of INMAC Corporation for 1997 materially affected the trend of the Peer Group Index. The Company also believes that the Russell 2000 Index is more representative of the Company's industry than the prior industry group of NASDAQ (U.S.).

                                 PROPOSAL NO. 2
                      APPOINTMENT OF INDEPENDENT AUDITORS

    Arthur Andersen LLP has been the Company's auditors since 1990 and has been recommended by the Board of Directors to be the Company's independent auditors for the year ending December 31, 1999. A representative of Arthur Andersen LLP will be present at the Annual Meeting, afforded the opportunity to make a statement and available to respond to questions.

    The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors for the Company for the year 1999.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Any proposal intended to be presented for action at the Annual Meeting of Shareholders in the year 2000 by any shareholder of the Company must be received by Stephen P. Letak, Secretary, 7101 Winnetka Avenue North, Minneapolis, Minnesota 55428 not later than November 30, 1999, in order for such proposal to be included in the Company's Proxy Statement and form of proxy for the Annual Meeting of Shareholders in the year 2000. The Company shall not be required to include in its Proxy Statement and form of proxy for the Annual Meeting of Shareholders in the year 2000 any shareholder proposal which does not meet all of the requirements then in effect for inclusion.

                                 OTHER MATTERS

    The Board of Directors does not intend to present to the Annual Meeting any other matters not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

    A copy of the Annual Report of the Company for the year ended December 31, 1998 has also been mailed under this cover to each shareholder. Additional copies of the Annual Report, the Notice of Annual Meeting, the Proxy Statement and the accompanying Proxy may be obtained by writing to Investor Relations at the offices of the Company.

    The cost of preparing, assembling and mailing this Proxy Statement, the notice, the form of Proxy and other material, which may be sent to the shareholders, will be borne by the Company. In addition, directors, officers and regular employees of the Company, at no additional compensation, may solicit proxies by telephone, facsimile, telegram or in person. Upon request, the Company will reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to give proxies.

    In order to assure the presence of the necessary quorum at the Annual Meeting, please sign and mail the enclosed Proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the Proxy will not prevent you from attending the meeting and voting in person, should you so desire.

    THE DAMARK INTERNATIONAL, INC. ANNUAL REPORT ON FORM 10-K, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, DAMARK INTERNATIONAL, INC., 7101 WINNETKA AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428. Copies of exhibits to Form 10-K may be obtained upon payment to the Company of the reasonable cost incurred in providing such exhibits.

                                          By Order of the Board of Directors

                                                        [LOGO]

                                          Stephen P. Letak
                                          SECRETARY

March 12, 1999

                           DAMARK INTERNATIONAL, INC.
                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Mark A. Cohn and Stephen P. Letak, and each of them, as Proxies, each with the power to appoint his substitute, and thereby authorize such Proxies to represent and to vote, as designated below, all the shares of Class A Common Stock of DAMARK International, Inc., held of record by the undersigned on February 23, 1999 at the Annual Meeting of Shareholders to be held on April 21, 1999 or any adjournment thereof.

1.   ELECTION OF  FOR all nominees listed    WITHHOLD AUTHORITY
     DIRECTORS    below                      TO VOTE FOR ALL NOMINEES
                  (EXCEPT AS MARKED TO THE   LISTED BELOW / /
                  CONTRARY BELOW) / /

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

--------------------  ----------------------------
  Thomas A. Cusick           Joel N. Waller

   All nominees will serve for a three-year term expiring at the Company's Annual Meeting of Shareholders in the year 2002 or until their successors are duly elected.

2. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the Company's independent auditors for the fiscal year ending
     December 31, 1999.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly
                                              Dated: ___________________________

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                              THE PROXY CARD PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.